                                                                     EXHIBIT 4.1

                            PROASSURANCE CORPORATION

                              STOCK OWNERSHIP PLAN

                                DECEMBER 1, 2002

                                                                               .
                                                                               .
                                                                               .

                                TABLE OF CONTENTS

                                                                                   Page
                                                                                   ----
1.       Definitions............................................................     1

2.       Administration.........................................................     4

3.       Eligibility............................................................     4

4.       Method of Participation................................................     5

5.       Accounts...............................................................     6

6.       Grants from Corporation................................................     7

7.       Vesting of Grant Shares................................................     7

8.       Distribution and Withdrawal of Shares..................................     8

9.       Forfeiture of Shares...................................................     8

10.      Beneficial Ownership of the Accounts...................................     9

11.      Rights not Transferable................................................     9

12.      Termination or Amendment of Plan.......................................     9

13.      Compliance with Rule 10b5-1............................................     9

                              AMENDED AND RESTATED
                            PROASSURANCE CORPORATION
                              STOCK OWNERSHIP PLAN

         Effective December 1, 1992, the Board of Directors of Mutual Assurance, Inc. adopted the Mutual Assurance, Inc. Open Market Stock Purchase Plan (the "Plan") to provide incentives to a broad base of employees of Mutual Assurance, Inc. and its subsidiaries in connection with the purchase of the common stock of Mutual Assurance, Inc. Following a corporate reorganization, MAIC Holdings, Inc. assumed the sponsorship of the Plan. Effective August 31, 1995, the name of the Plan was changed to the MAIC Holdings, Inc. Open Market Stock Purchase Plan, and, effective on and after August 31, 1995, shares of the common stock of MAIC Holdings, Inc. were purchased pursuant to the provisions of the Plan. Effective June 21, 1996, the name of the Plan was changed to the MAIC Holdings, Inc. Thrift Plan. Thereafter, the corporate name of MAIC Holdings, Inc. was changed to Medical Assurance, Inc. Effective June 27, 2001, as a result of a corporate reorganization, shares of the common stock of ProAssurance Corporation (the "Corporation") were substituted for shares of Medical Assurance, Inc. under the Plan. Effective January 1, 2002, the Corporation assumed the sponsorship of the Plan, restated and amended the Plan to make certain changes and improvements therein, and changed the name of the Plan to the ProAssurance Corporation Stock Ownership Plan. Effective December 1, 2002, the Plan is being amended and restated to change the method of matching employee contributions to the Plan.

         1. DEFINITIONS. For purposes of this Plan, the following terms shall have the meanings hereinafter described:

                  (a) The term "Account" shall mean the brokerage accounts established with the Agent for each Participant and the Corporation in accordance with paragraph 5 below.

                  (b) The term "Agent" shall mean the independent agent appointed by the Plan Administrator to assist it in the administration of the Plan as herein provided. Any reference to the Plan Administrator shall be deemed to include the Agent to the extent that the Plan Administrator has engaged the Agent to perform its obligations hereunder.

                  (c) The term "Cash Deposit" shall mean the amount deducted from the pay of a Participant at his or her election or a lump sum payment made by a Participant for the purpose of purchasing shares of Common Stock under the Plan.

                  (d) The term "Change of Control" shall occur, with respect to the Corporation or a Participating Employer, when any "Person," as defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the "1934 Act"), other than a person in control of the Corporation or a Participating Employer on the Effective Date, either
         (i) becomes the "Beneficial Owner," as defined by Rule 13d-3 of the regulations promulgated by the SEC under the 1934 Act, directly or indirectly, of more than 50.1% of the then outstanding voting securities of the Corporation or of a Participating Employer; or (ii) purchases or acquires substantially all of the assets of the Corporation or a Participating Employer with the result that the Corporation or the Participating Employer ceases to function as part of an insurance holding company system that offers medical professional liability insurance; or (iii) is a party to a merger, consolidation or reorganization with the Corporation or a Participating Employer that results in the shareholders as of the Effective Date of the Corporation or a Participating Employer being the Beneficial Owners of less than 50.1% of the combined voting power of the surviving entity.

                  (e) The term "Common Stock" shall mean the common stock of the Corporation, having a par value of $.01 each.

                  (f) The term "Corporation" or "ProAssurance" shall mean ProAssurance Corporation, a corporation organized and existing under the laws of the State of Delaware.

                  (g) The term "Director" shall mean an individual who is not an Employee and who is serving on the Board of Directors of the Corporation or a Participating Employer.

                  (h) The term "Effective Date" shall mean the effective date of this amended and restated plan which is December 1, 2002.

                  (i) The term "Employee" shall mean each common-law employee of a Participating Employer who is scheduled to work at least twenty (20) hours per week. An individual who is absent from work due to a leave of absence which has been approved by his Participating Employer and who, prior to the commencement of such leave of absence, was regularly scheduled to work at least twenty (20) hours per week, will be considered to be an Employee during such leave of absence, provided that such individual returns to active employment immediately following the expiration of the leave of absence.

                  (j) The term "Executive Officer" shall mean an officer of the Corporation under the definition of "officer" in Rule 16a-1(f) of the regulations promulgated by the SEC under the 1934 Act.

                  (k) The term "Grant" shall mean a grant made by the Corporation to a Participant in accordance with the terms of the Plan.

                  (l) The term "Grant Proceeds" shall mean the proceeds of any Grant made by the Corporation to a Participant.

                  (m) The term "Grant Shares" shall mean the shares of Common Stock purchased for the Account of a Participant with the Grant Proceeds attributable to a Grant made to such Participant. Prior to the December 1, 2002, Grant Shares were called Loan Shares or "Thirty-Five Percent Shares."

                  (n) The term "Participant" shall mean an Employee who is eligible to participate in the Plan and for whom an Account has been established.

                  (o) The term "Participant Shares" shall mean collectively the shares of Common Stock deposited by a Participant as Share Deposits and the shares of Common Stock purchased for the Account of a Participant with his Cash Deposits. Prior to January 1, 2002, Participant Shares were called "Sixty-Five Percent Shares."

                  (p) The term "Participating Employer" shall mean the Corporation and each wholly-owned (direct or indirect) subsidiary of the Corporation which may elect to participate in the Plan for the benefit of its eligible Employees.

                  (q) The term "Participation Date" shall mean each March 1st, June 1st, September 1st, and December 1st occurring on or after the Effective Date and during the continuance of the Plan; provided, however, that if such date is not a business day, the Participation Date will be the next business day following such March 1st, June 1st, September 1st, or December 1st.

                  (r)      The term "Participation Period" shall mean each three
         (3) month period commencing on a Participation Date.

                  (s) The term "Plan" shall mean this Amended and Restated ProAssurance Corporation Stock Ownership Plan, as the same may from time to time be amended.

                  (t) The term "Plan Administrator" shall mean the Corporation, unless the Corporation shall elect to appoint another entity or person as the Plan Administrator.

                  (u)      The term "Plan Year" shall mean the calendar year.

                  (v) The term "Retirement" shall mean a Participant's termination of employment at or following his attainment of the age of fifty-five (55) or prior thereto with the consent and approval of his Participating Employer.

                  (w) The term "Share Deposit" shall mean the shares of Common Stock deposited by a Participant with the Plan Administrator in accordance with the terms of the Plan.

                  (x) The term "Value" shall mean, with respect to the valuation of each share included in a Share Deposit on the March 1st Participation Date, the average closing price of a share of Common Stock as reported by the New York Stock Exchange on each business day during the calendar month of December.

         2. ADMINISTRATION. The Plan Administrator will be responsible for the administration of the Plan including, without limitation, the determination of the eligibility of Employees to participate in the Plan, the collection of Cash Deposits and Share Deposits from Participants, the making of Grants, the purchase of Shares of Common Stock, and the allocation of such shares of Common Stock to the Accounts of Participants, and the maintenance of Account records. The Plan Administrator shall also have the right to interpret the Plan and its determinations shall be conclusive and binding on all parties. To assist it in the administration of the Plan, the Corporation may appoint one or more Agents to perform any or all of the functions of the Plan Administrator. The expenses of the Agent(s) under the Plan shall be paid by the Company.

         3. ELIGIBILITY. An Employee or Director will become eligible to participate in the Plan in accordance with the following:

                  (a) Any Employee who has completed at least six (6) months of employment with one or more Participating Employers and any Director who has served as a member of the Board of Directors of ProAssurance or one or more Participating Employers for at least six
         (6) months during the calendar year ending December 31, 2002, is eligible to participate in the Plan on the Effective Date.

                  (b) After the Effective Date, any Employee who completes at least six (6) months of employment with one or more Participating Employers and any Director who serves on the Board of Directors of ProAssurance or one or more Participating Employers for at least six
         (6) months will be eligible to participate in the Plan commencing with the first day of any Participation Period thereafter, provided that he is in the active service of the Participating Employer or on an approved leave of absence on such date.

                  (c) No Employee or Director can participate in the Plan if such Employee or Director, at any time immediately after the stock is purchased under the Plan, owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation. For purposes of determining the stock ownership percentage of an Employee and Director: (i) the Employee or the Director shall be considered as owning the stock owned, directly or indirectly, by or for his brothers and sisters (whether by the whole or half blood), spouse, ancestors, and lineal descendants; and (ii) stock owned, directly or indirectly, by or for a corporation, partnership, estate, or trust, shall be considered as being owned proportionately by or for its shareholders, partners, and beneficiaries.

                  (d) If a Participant elects to stop making Cash Deposits during a Participation Period, such Participant must wait until the next Plan Year to reenroll in the Plan.

                  (e) Prior to participation in the Plan, each Employee must establish one or more Accounts in the form of investment brokerage accounts with the Agent as directed by the Plan Administrator. The Company will bear the cost of all Accounts required to be maintained with the Agent under the Plan.

         4.       METHOD OF PARTICIPATION.

                  (a) An Employee or Director who is eligible to participate in the Plan may become a Participant during any Participation Period by executing and filing with the Plan Administrator a written enrollment form (in such form as may be prescribed by the Plan Administrator from time to time) for any one of the following elections:

                           (i) A Participant who is not an Executive Officer or Director of the Corporation may elect to make Cash Deposits or Share Deposits during a Participation Period by either of the following methods:

                                    (A)      Cash Deposits through payroll
                           deductions may be made during a Participation Period by completing, executing and filing an enrollment form with the Plan Administrator at least thirty (30) days prior to the commencement of such Participation Period indicating thereon the total dollar amount that such Participant desires to be deducted from his compensation during such Participation Period. The Cash Deposits through payroll deductions are subject to a minimum rate of $5.00 for each regularly scheduled compensation payment during the Participation Period. A Participant may elect to terminate his election to make Cash Deposits through payroll deductions at any time by delivery of written notice to the Plan Administrator in which event no further installments of the Cash Deposit will be paid from his compensation during such Participation Period; or

                                    (B)      Lump sum Cash Deposits or Share
                           Deposits may be made only during the month of January in each Plan Year, by completing, executing and filing an enrollment form with the Plan Administrator and making the lump sum Cash Deposit or Share Deposit prior to the March 1st Participation Date in the applicable Plan Year; provided that the minimum amount of any lump sum Cash Deposit, and the minimum Value of any lump sum Share Deposit, shall be $1000.

                           (ii) In order to facilitate SEC reporting of share purchases (if necessary), a Participant who is an Executive Officer or Director of the Corporation may elect only to make lump sum Cash Deposits or Share Deposits. No payroll deductions shall be made under the Plan for any Executive Officer or Director.

                           (iii) The Corporation shall fund Grants with respect to the Cash Deposits and Share Deposits made during a Participation Period within thirty (30) days after the expiration of such Participation Period.

                  (b) On or before the later of (1) the fifth (5th) business day following the funding of the Grant, or (2) the earliest date on which shares of Common Stock are reasonably available for purchase, the Plan Administrator will apply the cash held in the Accounts at the end of the prior Participation Period toward the purchase of such number of shares of Common Stock as can then be purchased in ordinary brokerage transactions in the public market. The Plan Administrator will allocate the shares so purchased (including fractional shares) to the Accounts as provided in paragraph 5 below and shall notify the Participant of the shares allocated to his or her Participant Shares Subaccount and Grant Shares Account.

                  (c) The Plan Administrator shall make reasonable effort to ensure that the Participants who are Executive Officers and Directors of ProAssurance receive the notice within three (3) business days of the purchase of the shares allocated to the Accounts of the Participant.

         5. ACCOUNTS. The Plan Administrator shall establish and maintain the following Accounts under the Plan. The Agent and the Plan Administrator are authorized to use and share information with each other regarding the Accounts in connection with the administration of the Plan.

                  (a) Participant Accounts. The Plan Administrator shall hold all Share Deposits, Cash Deposits and shares of Common Stock purchased with the Cash Deposits in the Participant Accounts until distributed in accordance with the Plan and shall cause the following subaccounts to be established and maintained in the name of each Participant.

                           (i) Cash Subaccounts. All Cash Deposits made to a Participant Account and the earnings thereon shall be credited to the Cash Subaccount maintained for such Participant until applied to the purchase of Common Stock hereunder. Pending such purchase, the funds may be invested in short term obligations such as money market funds, savings accounts and/or certificates of deposit, in which event interest and other investment gains attributable to the Participant will be credited to the Cash Subaccount.

                           (ii) Participant Shares Subaccounts. All Share Deposits made by a Participant and all shares of Common Stock purchased with funds from the Cash Subaccount of such Participant shall be credited to the Participant Shares Subaccount maintained for such Participant.

                  (b) Corporation Accounts. The Plan Administrator shall hold all Grant Proceeds and Grant Shares in the Corporation Accounts until sold or distributed in accordance with the Plan and shall maintain the following subaccounts:

                           (i) Grant Shares Accounts. Until fully vested, Grant Shares may be held in one or more commingled Grant Share Accounts as designated by the Plan Administrator. The Plan Administrator shall maintain records reflecting the number of unvested Shares held for each Participant. All Grant Shares allocated to a Participant in accordance with the Plan shall be credited to a Grant Shares Subaccount maintained for each Participant.

                           (ii) Forfeiture Account. Any Grant Shares that are forfeited under the Plan shall be credited to the Forfeiture Account as herein provided.

         6. GRANTS FROM CORPORATION. The Corporation shall make a matching Grant to each Participant who participated in the Plan during the preceding Participation Period on the terms and conditions hereinafter set forth:

                  (a) The amount of the Grant will be based on the amount of the Cash Deposits and Share Deposits made by the Participant during the Plan Year as follows:

                           (i) The Company will make a Grant to the Participant equal to 100% of the first $2,000 of the sum of the Cash Deposits and the Value of Share Deposits made during any Plan Year; and

                           (ii) The Company will make a Grant to the Participant equal to 50% of the next $8,000 of the sum of the Cash Deposits and the Value of Share Deposits made during the Plan Year.

                  (b) The Grant shall be funded by the Corporation in accordance with subparagraph 4 (a) (iii) above.

                  (c) The Grant proceeds will be applied to the purchase of shares of Common Stock in accordance with subparagraph 4 (b) above.

         7.       VESTING OF GRANT SHARES.

                  (a) The Grant Shares allocated to a Participant shall become fully vested and shall not be subject to forfeiture upon the occurrence of the sooner of the following:

                           (i) The Participant has been an Employee of a Participating Employer continuously for a period of three years from the Participation Date for the Participation Period in which the Grant Shares are purchased; or

                           (ii) The Participant ceases to be an Employee of a Participating Employer by reason of (A) a determination by the Corporation that the Participant is disabled by illness or injury from performing his duties as an Employee; (B) the death of the Participant; or (C) the Retirement of the Participant; or

                           (iii) The Change of Control of a Participant's employer (other than the Corporation); unless the Participant becomes an Employee of another Participating Employer within thirty (30) days after such Change of Control; or

                           (iv)     The Change of Control of the Corporation.

                  (b) The Grant Shares shall be transferred to the Participant Share Account of the Participant upon vesting, subject to the payment of federal and state withholding requirements. The Plan Administrator shall have the right to withhold such number of the Grant Shares as may be necessary to generate funds to pay federal and state withholding taxes. The Agent may cause the withheld shares to be sold in the public market for the account of the Participant and the proceeds of the sale shall be distributed to the Corporation to fund the payment of such withholding taxes.

         8.       DISTRIBUTION AND WITHDRAWAL OF SHARES.

                  (a) Promptly after vesting of the Grant Shares, the Plan Administrator shall distribute to the Participant, or to an investment brokerage account owned by the Participant, from the Participant Shares Account (i) the vested Grant Shares and (ii) the Participant Shares purchased with Cash Deposits or delivered as a Share Deposit upon which the Company made the Grant used to purchase the vested Grant Shares. Until distributed as stated in this subparagraph (a), the shares of Common Stock held in the Participant Shares Account shall be subject to withdrawal in accordance with the provisions of subparagraph (b) below.

                  (b) A Participant may withdraw the shares of Common Stock held in the Participant Shares Subaccount maintained for such Participant at any time. In the event that a Participant withdraws shares from his or her Participant Shares Account, the shares subject to withdrawal shall be taken from the shares that have been credited to the Participant Shares Account for the longest period of time in the inverse order that such shares were credited to the Participant Shares Subaccount. The withdrawal of any shares of Common Stock from a Participant's Participant Shares Subaccount shall be subject to the provisions of Section 9(b) hereof.

                  (c) Grant Shares shall be distributed from the Grant Shares Account only upon vesting in accordance with paragraph 7 hereof or upon forfeiture in accordance with paragraph 9 hereof.

         9.       FORFEITURE OF SHARES.

                  (a) In the event that a Participant ceases to be an Employee of a Participating Employer (for reasons other than those described in Section 7(a)(ii) above), all unvested Grant Shares credited to the Participant in a Grant Shares Account shall be forfeited and transferred to the Forfeiture Account.

                  (b) In the event that a Participant withdraws shares of Common Stock from his or her Participant Shares Subaccount that were credited to said account, any unvested Grant Shares purchased with Grant Proceeds made with respect to the shares so withdrawn, determined in accordance with Section 8(f) hereof, shall be forfeited and transferred from the Participant's Grant Shares Account to the Forfeiture Account.

         10.      BENEFICIAL OWNERSHIP OF THE ACCOUNTS.

                  (a) The Participant will be the beneficial owner of the Participant Shares held by the Plan Administrator for the Account of a Participant. The Participant will have the right to vote such shares at any meeting of the shareholders of the Corporation and will receive all communications addressed by the Corporation to its shareholders. All dividends (other than stock dividends) paid with respect to such shares shall, at the option of the Corporation, either be paid to the Participant or credited to the Cash Subaccount of a Participant. Stock dividends or stock splits paid with respect to Participant Shares shall be credited to the Participant Shares Subaccount. If the Corporation shall offer any subscription rights to its shareholders, the Plan Administrator shall to the extent it is able provide to each Participant who then has shares of Common Stock allocated to his Participant Shares Subaccount the right to exercise, sell, or assign, in accordance with the terms thereof, all subscription rights issued with respect to the shares in his Account and to receive any shares subscribed for, free from pledge.

                  (b) The Corporation shall be the owner of the Grant Shares as treasury shares until they become vested. The Corporation may not vote, sell or withdraw any shares of Common Stock held in the Grant Shares Account. The Corporation shall have the right to withdraw shares of Common Stock held in the Forfeiture Account at any time free and clear of any claims of Participants under the Plan.

         11. RIGHTS NOT TRANSFERABLE. No Participant shall be permitted to sell, assign, transfer, pledge, or otherwise dispose of or encumber either his right to participate in the Plan or his interest in any shares of Common Stock being held by the Plan Administrator for the Account of a Participant prior to the withdrawal or distribution thereof as herein contemplated. Except as otherwise provided by law, the right and interest of a Participant under the Plan shall not be liable for or subject to the debts, contracts or liabilities of such Participant.

         12. TERMINATION OR AMENDMENT OF PLAN. The Corporation reserves the right to amend, modify, suspend, or terminate the Plan at any time without notice, provided that no such amendment, modification, suspension, or termination shall adversely affect, without the Participant's written consent, any shares of Common Stock previously issued to the Participant.

         13. COMPLIANCE WITH RULE 10b5-1. It is the intention of the Corporation that provisions of the Plan be interpreted and administered so that purchases and sales of Common Stock under the Plan will be transactions pursuant to a contract, instruction or written plan that satisfies the affirmative defense conditions of Rule 10b5-1(c) promulgated by the SEC under the 1934 Act.

         14. PRIOR PARTICIPANT SHARES AND LOAN SHARES. The rights and obligations of Participants and the Corporation under the Plan prior to December 1, 2002, shall not be modified as a result of this amendment and restatement of the Plan. The rights and obligations of Participants with respect to Participant Shares and Loan Shares purchased and pledged prior to December 1, 2002, shall be governed by the terms of the Plan in effect as of the date of the purchase or deposit of the Participant Shares and the funding of the Loans, except to the extent the Plan has been amended to reflect the assumption of the Plan by the Corporation.